EXHIBIT 10.2

                                                          23 April 1996


                             Supplementary Agreement
                      to the Agreement of 30 December 1986



between

Sachtleben Chemie GmbH, Dr.-Rudolf-Sachtleben-Strasse 4, 47198 Duisburg

                                   - hereinafter referred to as "Sachtleben" -

and

KRONOS TITAN-GMBH, Peschstrasse 5, 51373 Leverkusen

                                   - hereinafter referred to as "KRONOS" -




WHEREAS,

By date of 30 December 1986 the parties concluded an Agreement on the reprocessing of the spent acid generated in the production of titanium dioxide in the Leverkusen and Homberg plants, on the decomposition of the filter salts derived from this spent acid and of further filter salts supplied from Nordenham, on the supply of fresh acid generated from the filter salts and the supply of burner discharge.

After discontinuation of the roasting of Meggen pyrites in spring 1995 the sulphuric acid plant at Homberg previously partly converted for the decomposition of filter salts finally will no longer be operated mainly for producing sulphuric acid, but for decomposing filter salts.

The parties agree that the economic balance of this Agreement is essentially affected by the new situation of the sulphuric acid plant.

THEREFORE, by this Supplementary Agreement the parties intend pursuant to the Hardship Clause (Section 15) to adjust the Agreement of 30 December 1986 to the changed conditions by eliminating the unreasonable hardship for Sachtleben and by maintaining the economic equilibrium.

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1.      Definitions
        The following provisions replace the stipulations of Section 1 (4) fresh acid and explain Section 1 (13) filter salt quantities of the Agreement of 30 December 1986. The new definitions are:

1.1     Fresh Acid
        Fresh acid shall mean the sulphuric acid produced in the Homberg sulphuric acid plant. The fresh acid derived from the decomposition of filter salts is divided into equivalent acid and concurrent acid.

1.1.1.  Equivalent Acid
        Equivalent acid shall mean the fresh acid produced from filter salts and from the adhering spent acid reconcentrated to approximately 70 percent, which fresh acid is adjusted for KRONOS to about 96 percent sulphuric acid.

1.1.2.  Concurrent acid
        Concurrent acid shall mean the fresh acid additionally produced in the Homberg sulphuric acid plant during the decomposition of filter salts, which acid results from the use of pyrite, sulphur or other sulphurous material. The concurrent acid is likewise adjusted for KRONOS to about 96 percent sulphuric acid.

1.2.    Filter Salt Quantities
        At the beginning of each subsequent year, the filter salt quantities from Leverkusen and Homberg shall be determined for the final account of the preceding year as follows: In a first step the theoretical filter salt quantities shall be calculated from the analyses of the spent acid supplied by the two plants. The same applies to spent acid quantities supplied from third parties for reprocessing. In case the theoretical total quantity thus calculated differs from the total actual quantity weighed, the differing quantity shall be apportioned to the various supplier sources in proportion to the theoretical quantities obtained.

        The factor obtained from the corrected final account of the preceding year for the quantity of filter salt in kilogram as is per ton of spent acid shall be used for the calculation of the current year. The quantity of filter salts from Nordenham shall be calculated - as up to now - from the incoming quantities weighed.



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2.      Decomposition of Filter Salts/Disposal of Cinders/Supply of Fresh Acid
        Art. 2 of this Supplementary Agreement shall replace Section 6 (completely) as well as Paragraphs 1., 2., 4., 5., and 6. of Section 11 of the Agreement of 30 December 1986.

2.1.1. Sachtleben shall decompose - together with other filter salts - the filter salts supplied by KRONOS from Nordenham as well as the filter salts generated in reprocessing the spent acid from Leverkusen, by use of pyrite and/or sulphur as well as coal and/or other material.

2.1.2. The Homberg filter salt decomposition plant/sulphuric acid plant has a capacity to decompose 244,000 t filter salt per year.

        KRONOS shall have the right to have up to 110,000 tons of filter salt (as obtained in reprocessing of the Leverkusen spent acid and/or as supplied from Nordenham) decomposed by Sachtleben in the filter salt decomposition plant. These 110,000 tons of filter salt correspond to 45 percent of the capacity, the other 55 percent shall be used by Sachtleben for decomposing filter salts corresponding up to 134,000 t filter salt per calendar year.

        In case one of the two parties declares an essentially higher or lower demand of decomposition capacity than it is entitled to for an extended period of time, Sachtleben shall examine an adaptation of the plant capacity if a capacity exchange between both parties is not possible. In case of a capacity modification or exchange of capacity, the capacity allocation - at present 55 Sachtleben : 45 KRONOS - shall be newly determined.

        In case of Force Majeure the possibly remaining capacity of the filter salt decomposition plant shall be used proportionately (at a ratio of 55 Sachtleben : 45 KRONOS) and the filter salts stored at each party's plant shall be processed subsequently according to the ratio taking into account the technical feasibility.

2.2.1. Sachtleben shall dispose of the cinders resulting from the decomposition of KRONOS filter salts as far as - at reasonable conditions - possible. The parties agree that KRONOS shall obtain a co-ownership in the total cinders generated according to Art. 2.1.1. of this Supplementary Agreement, viz. proportionately to the filter salt quantities decomposed for KRONOS related to the total filter salt quantities decomposed. The rights and obligations resulting from the ownership/co-ownership shall be independent of the obligations assumed by Sachtleben under this Agreement. Also beyond the

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        termination of the Agreement, KRONOS shall proportionately to its co-ownership share liabilities and risks for the total cinders generated till the termination of the Agreement.

2.2.2. The current costs required for the disposal of the cinders including the operating costs for the intermediate storage pile IV as well as potential treatment cost shall be allowed for according to Art. 3. of this Supplementary Agreement. Sachtleben assumes that all cinders generated can further be disposed of as since May 1993.

        Costs for further intermediate storage or final depositing will be shared between KRONOS and Sachtleben at the ratio of their agreed ownerships in the cinders. KRONOS shall pay its share in the costs immediately after they have been incurred and calculated as far as these costs were not yet settled pursuant to Art. 3. of this Supplementary Agreement.

        KRONOS's cost sharing for cinder disposal shall not be affected by a potential termination of the Agreement.

        Sachtleben shall inform KRONOS about essential developments regarding dumping of the cinders.

2.3.1. KRONOS shall be allocated a certain quantity of fresh acid in proportion to the filter salt supplied. The quantity of fresh acid to be apportioned to KRONOS shall be calculated by breaking down the entire sulphuric acid quantity produced at the Homberg sulphuric acid plant (calculated as 100 percent sulphuric acid) proportionately to the filter salt quantities supplied by KRONOS related to the total quantity.

2.3.2. Sachtleben shall supply KRONOS with equivalent acid. KRONOS shall continuously take for each ton of filter salt from Nordenham or Leverkusen spent acid (cf. 1.2.) 0.60 tons fresh acid 100 percent, delivered as 96 percent fresh acid. The acids shall be taken by KRONOS as up to now.

2.3.3. The amount of concurrent acid to be apportioned to KRONOS shall be calculated from the difference between the total quantity of fresh acid to be apportioned pursuant to Art. 2.3.1. and the quantity of equivalent acid to be apportioned pursuant to Art. 2.3.2. of this Supplementary Agreement.

        Up to 31 December 1996, Sachtleben shall continue to sell the concurrent acid attributable to KRONOS, delivered as 96 percent fresh acid, via the previous distribution channel. Following 31 December 1996 Sachtleben shall provide

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        KRONOS with the total concurrent acid to be apportioned to KRONOS and
        KRONOS shall continuously take this acid. The equivalent acid and concurrent acid quantities shall be calculated separately for the last time in the final account of the year 1996.

2.3.4. The price for the fresh acid taken by KRONOS, i.e. equivalent acid and concurrent acid, is determined to be 0.00 DM.

        Sachtleben shall pay KRONOS a compensation for the concurrent acid still sold via the previous distribution channel corresponding to the quarterly determined average sales price of Sachtleben ex works Homberg (after sales commission) for 96 percent fresh acid from the sales to third parties.

2.3.5. Following 31 December 1996 KRONOS shall market the entire fresh acid it is entitled to via the MG Chemiehandel GmbH as far as the fresh acid shall not be taken for its own demand. The pertaining agreements shall be negotiated separately between MG Chemiehandel and KRONOS.

        Should, during the period of the Agreement, a new situation arise which makes adherence to the present provisions unreasonable for KRONOS, Sachtleben and KRONOS shall adjust Art. 2.3.5. by maintaining the economic equilibrium.

3.      Costs for the Decomposition of KRONOS Filter Salts
        Art. 3. of this Supplementary Agreement shall replace Section 9 (completely) as well as Paragraph 3. of Section 11 of the Agreement of 30 December 1986.

        The costs of decomposing the filter salts shall be calculated on the basis of the cost calculation system installed at Sachtleben (at present SAP differential planning cost) for which company-uniform accounting principles are applied. Difference is made between variable and fixed costs.

3.1.    Variable Costs
        The variable actual costs which particularly include the costs for pyrite, sulphur, and coal as well as the variable parts of the energy costs and the steam credit shall be charged to Sachtleben and KRONOS proportionately to the filter salts used.

3.2.    Fixed Costs

        The fixed costs shall be apportioned in relation to the capacity claim pursuant to Art. 2.1.2. of this Supplementary Agreement.

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3.3     Invoicing
        The invoice to be submitted by Sachtleben to KRONOS for the decomposition of filter salts includes the sum of the variable costs pursuant to Art. 3.1. and the fixed costs pursuant to Art. 3.2. plus the current value added tax.

3.4. Pursuant to Section 18 of the Agreement of 30 December 1986 KRONOS may check the costs invoiced by Sachtleben to KRONOS pursuant to Art. 3.3.



4.      Lump-Sum Remuneration
        Art. 4. of this Supplementary Agreement shall replace Section 10 (completely) of the Agreement of 30 December 1986.

        In addition to the share in capital charges and operating costs, KRONOS shall pay Sachtleben a monthly lump sum effective January 1996 for the remaining period of this Supplementary Agreement for the reprocessing of the Leverkusen spent acid and the decomposition of the filter salts generated therefrom as well as for the decomposition of the Nordenham filter salts.

        The lump-sum payment shall be calculated by using extra charges expressed in percent of the costs charged by Sachtleben to KRONOS for the reprocessing of spent acid and the decomposition of filter salts. The extra charges shall amount to 3.5 percent for the reprocessing of spent acid and to 7 percent for the decomposition of filter salts.


5.      Capital Expenditures for the Sulphuric Acid Plant
        Decisions on capital expenditures for the Homberg sulphuric acid plant shall be made solely by Sachtleben and be financed by Sachtleben on its own decision without any obligation of KRONOS to share the expenditures. These investments shall be considered in the cost accounting system via the capital service and thus in the costs to be proportionately charged to KRONOS by Sachtleben pursuant to the stipulations in Art. 3. of this Supplementary Agreement.





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6.      Taking Effect/Period of Agreement

6.1. This Agreement shall become effective on 1 September 1995 and shall be valid exclusively for the supplies and services effected from this date on.

6.2. Regarding decomposition of the Nordenham filter salts, the period of notice pursuant to Section 21 Paragraph 3 Sentence 1 of the Agreement of 30 December 1986 for the termination of supplies and/or services shall be extended from 3 to 4 years.

        Regarding reprocessing of the spent acid from Leverkusen and of the filter salts derived from this spent acid: Should KRONOS shut down the sulfate route production of titanium dioxide in the Leverkusen plant, the period of notice pursuant to Section 21 Paragraph 3 Sentence 1 for the termination of supplies and/or services shall be reduced from 3 years to 6 months. In this shutdown case, KRONOS will also be free of the obligation to pay the proportionate fixed costs as of the end of the relevant accounting period. In this case, Sachtleben and KRONOS conjointly will newly determine the sharing of the fixed costs for decomposition of filter salts from Homberg and Nordenham by maintaining the economic equilibrium. The notice pursuant to this paragraph can first be given with effect for 31 December 1998.

6.3. The Agreement of 30 December 1986 shall continue to be effective unchanged unless modified by express stipulation of this Supplementary Agreement.



Duisburg-Homberg, April 30, 1996        Leverkusen, May 3, 1996


Sachtleben Chemie GmbH                  KRONOS TITAN-GMBH


/s/ Dr. Griebler      Mr. Trippe        /s/ Dr. E. Gartner          Dr. J. Hoene
    --------------------------------    ------------------------------------
    Dr. Griebler      Mr. Trippe            Dr. E. Gartner          Dr. J. Hoene